COMPOSITE
                                                                      CONFORMED
                                                                           COPY




                           SHARE PURCHASE AGREEMENT
                                    between
                              TEREX CRANES, INC.
                                      and
                         LEGRIS INDUSTRIES and POTAIN
                  for the purchase and sale of the shares of
                      P.P.M. and LEGRIS INDUSTRIES INC.
                            Dated: October 19, 1994
                                as amended by
                    the Amendment dated December 20, 1994,
                     the Amendment dated March 3, 1995 and
                      the Amendment dated April 28, 1995







BETWEEN:

     - TEREX CRANES, INC., a company incorporated under the laws of Delaware with its registered office at 1209 Orange Street, Wilmington, Delaware, United States;

represented hereby by Mr. Marvin B. Rosenberg duly authorized for the purposes hereof,

hereafter the "Purchaser"

                                                              OF THE FIRST PART
AND:

     - LEGRIS INDUSTRIES, a societe anonyme, incorporated under the laws of the Republic of France, with a share capital of 165,874,280 French Francs, with its registered office at Rennes (35000), registered with the trade and companies registry of Rennes under number B 786 450 197;

represented hereby by Mr. Emmanuel Faber duly authorized for the purposes hereof,

hereafter "LEGRIS INDUSTRIES"

          POTAIN, a societe anonyme, incorporated under the laws of the Republic of France, with a share capital of 90,994,500 French Francs, with its registered office at Ecully (69130), registered with the trade and companies registry of Lyon under number B 632 045 837;

represented hereby by Mr. Emmanuel Faber duly authorized for the purposes hereof,

hereafter "POTAIN"

LEGRIS INDUSTRIES and POTAIN both being jointly and severally liable and being collectively referred to as the "Sellers",

                                                             OF THE SECOND PART


The Purchaser and the Sellers being collectively referred to as the "Parties" and individually as a "Party".



TABLE OF CONTENTS
                                                                           Page

Article I      Definitions                                                    4

Article II     Purchase and Sale of the Shares                                8

Article III    Purchase Price                                                 8

Article IV     Audit                                                          9

Article V      Conditions Precedent                                          10

Article VI     Transfer of Shares                                            12

Article VII    Covenants of the Purchaser                                    13

Article VIII   Covenants of the Sellers                                      14

Article IX     Cooperation between the Parties                               15

Article X      Representations and Warranties of the Sellers                 15

Article XI     Indemnification                                               24

Article XII    Miscellaneous Provisions                                      27

Article XIII   Governing law, Disputes and Arbitration                       28

Article XIV    Notices                                                       29

Article XV     Execution of Originals                                        30




                                   WHEREAS:



LEGRIS INDUSTRIES, who is the controlling shareholder of POTAIN, holds indirectly through POTAIN 99,18% of the shares issued by P.P.M. and directly all the shares issued by LEGRIS INDUSTRIES INC.

The Companies, as defined hereafter are active in the design, manufacture, marketing, distribution and rental of mobile handling equipment, primarily telescopic cranes, stackers and related spare parts.

An organizational chart of the Companies is attached as Schedule 1.

The Purchaser has expressed to the Sellers its interest in acquiring P.P.M. and LEGRIS INDUSTRIES INC. and the Sellers have indicated to the Purchaser that they were willing to sell their shares in these companies.



                 NOW THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:


ARTICLE I - DEFINITIONS

As used herein the following terms shall have the meanings specified below:

     "Aggregate Purchase Price":   the aggregate price to be paid by the
Purchaser in consideration for the French Shares and the US Shares in accordance with Article 3.1 hereof, subject to adjustment in compliance with
Article 3.3 hereof;

     "Agreement":   this share purchase agreement together with the attached
Schedules which form an integral part hereof;

     "Audit": the audit to be performed in order to determine any Price Adjustment in compliance with Article IV hereof;

     "Auditors":    the accounting firms designated by the Sellers and the
Purchaser to review the Financial Statements pursuant to Article IV of this Agreement, i.e. respectively HSD Castel Jacquet and Coopers and Lybrand;

     "Audit Firm":  Guy Barbier et Associes;

     "Business Day":     any day on which banks are opened for business in both
Paris (France)  and New York (N.Y., USA);

     "Companies":   P.P.M. and LEGRIS INDUSTRIES INC. together with the
companies identified in Schedule 2 hereto (individually a "Company");

     "Consolidated Net Asset Value":    the net asset value of the Companies
determined in the manner set forth in Schedule 3 hereto;

     "Consolidated Net Indebtedness":   the net total indebtedness of the
Companies to the financing institutions, except the financial leases agreements which, for the purposes of this definition, are not included in the net total indebtedness;

     "Environmental Laws":    all laws, regulations, conventions and agreements
whatsoever relating to pollution or protection of the environment as they exist and as they are construed by the relevant authorities at the date hereof;

     "Financial Statements": the Consolidated Net Asset Value and the Consolidated Net Indebtedness of the Companies as of April 30, 1995 to be established in the manner set forth in Schedule 3 hereto;

     "French Inter-Company Debt": any and all amounts due by P.P.M. and affiliated companies to LEGRIS INDUSTRIES and/or POTAIN as more precisely identified in Schedule 4 hereto;

     "French Guarantees":     the commitments by LEGRIS INDUSTRIES and/or
POTAIN  identified in Schedule 5 hereto;

     "French Purchase Price": the price to be paid by the Purchaser in consideration for the French Shares as defined in Article 3.1(i) hereafter;

     "French Shares":    1,255,157 shares of P.P.M. representing 99.18% of its
outstanding share capital;

     "LEGRIS INDUSTRIES INC.":     LEGRIS INDUSTRIES, Inc. a corporation
incorporated under the laws of the State of Delaware, having its registered office at Wilmington, 1209 Orange Street, Delaware 19801, United States of America;

     "Indemnifiable Damage":  shall have the meaning ascribed to it in Article
11.2 (a) of the Agreement;

     "Intra-Group Business": shall have the meaning ascribed to it in Schedule 6 hereto;

     "Legal Audit": the Audit to be conducted by the Legal Auditors to review the legal condition of the Companies in accordance to the provisions of Article 5.1.5;

     "Legal Auditors":   the firms of legal counsels to the Purchaser in charge
of the Legal Audit, i. e.:

          for P.P.M. and the French Companies: SCP Simeon & Associes

          for LEGRIS INDUSTRIES INC. and the US Companies: Robinson Silverman Pearce Aronsohn & Berman

          for Bendini SPA: Magnone & Ardito

          for PPM Krane GmbH and for Baulift GmbH: Wessing Berenberg-Gossler Zimmermann Lange;

     "Material Adverse Effect":    a material adverse effect upon the business,
assets or results of operations  of the Companies;

     "Open Issues": any objection or observation by any of the Parties relating to the Financial Statements and the Consolidated Net Asset Value which would remain unresolved by the Auditors;

     "P.P.M.": P.P.M., S.A. a societe anonyme incorporated under the laws of the Republic of France with a share capital of 126,554,400 French Francs, having its registered office at Zone Industrielle de la Saule, Monceau les Mines, 71300 Monceau les Mines, registered with the trade and companies registry of Chalon sur Saone, under number B 726 820 236;

     "Price Adjustment": the amount of the adjustment to the Aggregate Purchase Price to be made in compliance with Article 3.3 hereof;

     "Pro-forma Financial Statements": the projected Consolidated Net Asset Value and Consolidated Net Indebtedness of the Companies as of April 20, 1995 established in the manner set forth in Schedule 3 hereto applied on a consistent basis;

     "PTC":    POTAIN TOWER CRANES, a company incorporated under the laws of the State of New York, with its registered office at Roslyn;

     "Sellers' Financing Facilities":   the agreements with respect to the
repayment of the French and US Inter-Company Debt which will be delivered to the Sellers on the Transfer Date in accordance with Article 6.4;

     "Shares": collectively the French Shares and the US Shares;

     "Terex Corporation":     a company incorporated under the laws of the
State of Delaware, with its principal office at 500 Post Road East, Westport, CT 06680;

     "Terex Cranes":     a newly formed company incorporated under the laws of
Delaware which is a wholly owned subsidiary of Terex Corporation, with no assets and liabilities except those resulting from the entering into force of this Agreement, the consummation and financing of the transactions contemplated herein and the contribution of substantially all of the assets (subject to liabilities) of Koehring Cranes and Mark Industries divisions of Terex;

     "Transfer Date":    the date on which the French Shares and, the US Shares
will be delivered to the Purchaser in accordance with Article 6.1 hereafter;

     "US Guarantees":    the commitments by LEGRIS INDUSTRIES identified in
Schedule 8 hereto;

     "US Inter-Company Debt": any and all amounts due by LEGRIS INDUSTRIES INC. and affiliated companies directly to LEGRIS INDUSTRIES as more precisely identified in Schedule 7 hereto;

     "US Purchase Price":     the price to be paid by the Purchaser in
consideration for the US Shares as defined in Article 3.1(ii) hereafter;

     "US Shares":   200 shares of LEGRIS INDUSTRIES INC. constituting all the
issued and outstanding stock of LEGRIS INDUSTRIES INC.


ARTICLE II - PURCHASE AND SALE OF THE SHARES


2.1. Subject to the terms and conditions of this Agreement, the Purchaser undertakes to acquire:

     (i) the French Shares from POTAIN who undertakes to sell to the Purchaser such shares; and

     (ii) the US Shares from LEGRIS INDUSTRIES who undertakes to sell to the Purchaser such shares.

2.2. The Purchaser will be the owner of the Shares on the Transfer Date, and as from the same date, the Purchaser will take subject to and with benefit of all the rights and actions attaching to the shares.

2.3. The sale of the Shares is accepted by the Purchaser under the conditions generally accepted in practice and under law, and under the specific terms and conditions set out in this Agreement.


ARTICLE III - PURCHASE PRICE


3.1. The Purchaser agrees to pay in consideration for:

     (i) the French Shares, twenty million (20,000,000) French Francs to POTAIN; and

     (ii) the US Shares, one hundred and forty nine million (149,000,000) French Francs to LEGRIS INDUSTRIES;

     corresponding to an Aggregate Purchase Price of one hundred and sixty nine million (169,000,000) French Francs. The Aggregate Purchase Price will be subject to the adjustment as set forth in Article 3.3 below.

3.2. The Aggregate Purchase Price was determined on the basis of the Pro-Forma Financial Statements as of April 20, 1995 attached hereto as Schedule 10, showing a Consolidated Net Asset Value as of such date equal to one hundred million (100,000,000) French Francs.

3.3. In the event the Financial Statements determined by the Audit differ from the amounts set forth in paragraph 3.2 above, the Aggregate Purchase Price will be adjusted accordingly by any shortfall or surplus.

     In the event of an increase of the Aggregate Purchase Price, the Purchaser shall have the option to either pay such surplus to the Sellers in cash or by the issuance of additional shares of preferred stock described in Schedule 14(b) hereto having an initial liquidation/redemption amount equal to the amount of such surplus. The payment of the surplus or the issuance of additional shares of preferred stock shall be made within 15 days (i) from the notification by the Auditors of their conclusion pursuant to Article IV (fifth paragraph) or (ii) from the decision of the Audit Firm or the independent arbitrator pursuant to Article IV (sixth paragraph).

     In the event of a decrease of the Aggregate Purchase Price, the Sellers shall have the option to either reimburse such surplus in cash or reimburse such surplus to the Purchaser by surrendering shares of preferred stock described in Schedule 14(b) hereto having an initial liquidation preference/redemption amount equal to the amount of such surplus. The payment in cash of the amount of the decrease or the surrendering of the preferred stock shall be made within 15 days (i) from the notification by the Auditors of their conclusion pursuant to Article IV (fifth paragraph) or (ii) from the decision of the Audit Firm or the independent arbitrator pursuant to Article IV (sixth paragraph).


ARTICLE IV - AUDIT


For the purposes of the final determination of the Aggregate Purchase Price in accordance with Article 3.3 above, the Parties agree they will both take all necessary steps to procure the preparation of the Financial Statements including, but not limited to, a physical inventory to be commenced on May 2, 1995 jointly by the Sellers, the Purchaser and the Auditors.

The Financial Statements will be prepared not later than six (6) weeks after the Transfer Date.

The Auditors will review the Financial Statements and, if necessary, indicate what adjustments need to be made.

The Parties undertake to supply the Auditors with any relevant documents and working papers which are necessary or which may reasonably be requested by the Auditors in order to carry out their instructions.

The Auditors must notify the Parties of their conclusions on the Financial Statements within fifteen (15) days from the date they are given the Financial Statements by the Parties. In the event that the Auditors do not notify their conclusions to the Parties by such date, the Purchaser may during the next fifteen (15) days ask Coopers & Lybrand to give its own conclusions who shall provide said conclusions within a period of eight (8) days from being instructed.

In the event of a disagreement upon those conclusions, the Parties may submit the Open Issues for arbitration by the Audit Firm. In such case, the Audit Firm will provide its decision within fifteen (15) days after referral by the first of the Parties. Such decision shall be final and binding on the Parties. In the event that the Audit Firm refuses to take on the role of arbitrator, the independent arbitrator will be appointed by the President of the Tribunal de Commerce de Paris, at the instance of either Party. The costs of the arbitration will be born equally by the Parties.


ARTICLE V - CONDITIONS PRECEDENT


5.1. The obligations of the Parties to consummate the purchase and the sale of the French Shares and the US Shares are subject to the prior fulfillment of the following conditions:

     5.1.1. the authorization of the transfer of the French Shares to the Purchaser by the Treasury Department of the French Ministry of the Economy and Finance (Direction du Tresor du Ministere de l'Economie et des Finances);

     5.1.2. the expiry or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 (HSR); and no court or other government body or public authority shall have issued an order, stay, judgment or decree under any antitrust regulation which shall then be in effect restraining or prohibiting the transfer of the Shares pursuant to this Agreement;

     5.1.3. the granting of full and unconditional releases from the bank guarantees listed in Schedule 11 (a) in substantially the form specified for each such guarantee in Schedule 11 (b);

     5.1.4. the delivery to the Purchaser of a statement of the Chairman of LEGRIS INDUSTRIES that between the date hereof and the Transfer Date there has not been any event of an exceptional nature substantially affecting the Business of the Companies taken as a whole, provided however that such event shall not have been caused by the Purchaser;

     5.1.5. the completion of the Legal Audit confirming that no non compliance with the representations and warranties made under Articles 10.4, 10.6.1, 10.6.5 (third paragraph) and 10.11 hereafter has been identified by the Legal Auditors;

     5.1.6. the business of the Companies has been carried out in accordance with the covenant of Article 8.2 hereafter and the Purchaser shall have received a certificate dated the Transfer Date signed by the Chairman of LEGRIS INDUSTRIES to that effect;

     5.1.7. the delivery to the Purchaser of a certificate of the Chairman of LEGRIS INDUSTRIES confirming that no third party has claimed a right, based on serious grounds, on, or raised a serious claim against, the Shares or against the validity and enforceability of this Agreement;

     5.1.8. the Purchaser shall have received a certificate dated the Transfer Date signed by the Treasurer of Legris Industries to the effect that the aggregate amount of the Consolidated Net Indebtedness and the French and US Inter - Company Debt does not exceed four hundred and seven million (407,000,000) French Francs and that the financial leases agreements do not exceed twenty million (20,000,000) French Francs;

     5.1.9. Sellers shall have received the Sellers Financing Facilities on substantially similar terms to those described in Schedule 14(a) and (b) and such other terms as shall be reasonably satisfactory to the Sellers;

     5.1.10 the delivery to the Sellers of a letter from Terex Corporation, Terex Cranes and the Purchaser in the form specified in Schedule 34;

     5.1.11 the delivery to the Sellers of a letter from Terex Corporation in the form specified in Schedule 35;

     5.1.12 the payment on Transfer Date by Purchaser to Sellers of the exact amount that has to be paid on May 5, 1995 to May 10, 1995 to the suppliers of the Companies, provided that Sellers provide Purchaser on Transfer Date with a list of the suppliers and the corresponding amounts due to be paid with funds advanced by Sellers, certified as true and accurate by the Treasurer of LEGRIS INDUSTRIES and acknowledging that payment of these listed suppliers has been funded by, or is the responsibility of the Sellers.

     Sellers shall repay within ten (10) days after notice by Purchaser, any of the amounts shown on the list mentioned hereinabove which would appear after Audit, not to have been paid to the corresponding supplier. Documents evidencing the absence of payment shall be attached to the Purchaser's notice.

The conditions precedent listed under paragraphs 5.1.3, 5.1.9, 5.1, 10, 5.1.11 and 5.1.12 can be waived solely by the Sellers; the conditions precedent listed under paragraphs 5.1.4, 5.1.5, 5.1.6, 5.1.7 and 5.1.8 can be waived solely by the Purchaser.

5.2. The Parties undertake to use their best efforts to see to it that the conditions precedent set forth in Article 5.1 are fulfilled as soon as possible and each Party will promptly notify the other of the fulfillment of any such condition precedent.

5.3. If any of the conditions precedent set forth in Article 5.1 is not fulfilled on or prior to May 9, 1995 6:00 pm New York time, or any other date mutually agreed upon by the Parties, then the Parties shall be released from any of their obligations pursuant to this Agreement, subject however to the right for each Party to seek damages from another for not having fulfilled its obligation to use its best efforts to consummate this Agreement.


ARTICLE VI - TRANSFER OF SHARES


6.1. The transfer of the French Shares and the US Shares shall take place on the Transfer Date which shall be any Business Day on or prior to the fifth
(5th) Business Day after the last of the conditions precedent set forth in
Article 5.1 has been fulfilled (with exception for this purpose of the conditions set forth in Article 5.1.3 and 5.1.8 which will be fulfilled on the Transfer Date).

6.2. On the Transfer Date, the Sellers shall deliver or cause to be delivered to the Purchaser:

     6.2.1. share transfer orders (ordres de mouvements) duly signed by POTAIN relating to all the French Shares;

     6.2.2. share certificates, with appropriate stock powers attached, relating to all the US Shares;

     6.2.3. letters from those members of the board of directors of the Companies listed in Schedule 13 stating that they are resigning from their position in the relevant board as of the Transfer Date and that they have no claim against the Companies;

     6.2.4. minutes of the work council of P.P.M. and, as required by law from the other Companies evidencing they have been informed of the transfer of French Shares in compliance with Article L-432-1 of the French Labour Code;

     6.2.5. the certificates from the Chairman of LEGRIS INDUSTRIES in compliance with Article 5.1.4, 5.1.6 and 5.1.7 hereof.

6.3. On the Transfer Date, the Purchaser shall deliver or cause to be delivered:

     6.3.1. the French Purchase Price to POTAIN by wire to a specified account or any other means acceptable to the Sellers;

     6.3.2. the US Purchase Price to LEGRIS INDUSTRIES by wire to a specified account or any other means acceptable to the Sellers;

     6.3.3. evidence that the bank debts specified in the statement provided by Article 8.6 have been paid to the banks identified in the said statement by the Purchaser;

     6.3.4. written and unconditional releases from the bank guarantees listed in Schedule 11(a) in substantially the form specified for each such guarantee in Schedule 11 (b);

6.4. On the Transfer Date, the Parties will execute and exchange documents evidencing the Sellers' Financing Facilities as set forth in Schedule 14 hereto relating to the reimbursement of the French Inter-Company Debt and the US Inter-Company Debt in the form specified in Schedule 14;


ARTICLE VII - COVENANTS OF THE PURCHASER


The Purchaser covenants with the Sellers:

7.1. To file no later than two (2) Business Days following the public announcement by the Parties of the sale of the Shares under this Agreement, the HSR notice and (ii) one (1) Business Day following the public announcement of the sale of the Shares under this Agreement, the request for authorization of a foreign investment in France. The Purchaser shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed by their respective "ultimate parent entities" under the Antitrust Improvements Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein. The Purchaser shall use its best efforts to respond promptly to any requests for additional information made by either of such agencies and to cause the waiting periods under the Antitrust Improvements Act to terminate or expire at the earliest possible date.

7.2. To use its best efforts to cause, as soon as possible after the Transfer Date, the granting of written and unconditional releases from the French Guarantees and US Guarantees other than those specified in Schedule 11 (a).

7.3. To cause the Companies within three (3) months after the Transfer Date to change their corporate name to delete the words "LEGRIS INDUSTRIES" and/or "POTAIN" and to waive any rights they may have acquired to use the words "LEGRIS INDUSTRIES" and/or "POTAIN" as part of their current corporate name and generally to cause all Companies to delete any reference to "LEGRIS INDUSTRIES" and/or "POTAIN", in connection with any trademark or trade name, or stationery or business cards or otherwise.

7.4. To continue the Intra-Group Business in the conditions described in
Schedule 6 for a reasonable period of time which shall be at least until July 31, 1995 to allow the Parties to agree as to whether they wish to continue such Intra-Group Business.

7.5. Not to oppose, and cause the Companies not to oppose, the termination of any and all forward rates or foreign exchange agreements, options agreements, swaps agreements and generally any hedging operations engaged by LEGRIS INDUSTRIES on behalf of the Companies in order to limit, suppress or reduce their foreign exchange or interest rates exposures.

7.6. To prepare the Financial Statements no later than six (6) weeks after the Transfer Date and to complete the Legal Audit no later than three weeks from the date hereof.


ARTICLE VIII - COVENANTS OF THE SELLERS


The Sellers covenant with the Purchaser:

8.1. To file no later than two (2) Business Days following the public announcement by the Parties of the sale of the Shares under this Agreement, the HSR notice. The Sellers shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed by their respective "ultimate parent entities" under the Antitrust Improvements Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein. The Sellers shall use their best efforts to respond promptly to any requests for additional information made by either of such agencies and to cause the waiting periods under the Antitrust Improvements Act to terminate or expire at the earliest possible date.

8.2. That from the date hereof until the Transfer Date, save as provided for in this Agreement, (i) the business of the Companies will be carried out in the ordinary course and in a manner consistent with the way it has been previously conducted, (ii) the Companies will not enter into any agreement outside the ordinary course of business and reasonable administration of their business,
(iii) except as agreed in Article 8.3, the Companies will not dispose of any asset and incur any liability (including contingent or conditional liabilities) outside the ordinary course of business and (iv) none of the Companies shall grant any general increase in salaries, amend the employment terms of its employees, amend their by-laws, distribute or decide to distribute any dividends or capital to holders of any outstanding shares of such companies, and more generally take any corporate action not required by its ordinary and reasonable administration;

8.3. To cause P.P.M. to dispose of its 20 % interest in SRAG at a price at least equal to the price specified in Schedule 16, prior to the Transfer Date;

8.4. To be in possession, at the Transfer Date, of the resignation letters of all the Directors of the Companies except those specified in Schedule 17.

8.5. To continue the Intra-Group Business in the conditions described in
Schedule 6 for a reasonable period of time which shall be at least until July 31, 1995 to allow the Parties to agree as to whether they wish to continue such Intra-Group Business.

8.6 To deliver to the Purchaser, no later than one (1) Business Day prior to the Transfer Date a complete and detailed statement indicating the name of the banks and the exact amount of the bank debts to be refinanced by the Purchaser at the Transfer Date, such amount not exceeding two hundred forty-eight million (248,000,000) French Francs.

8.7. That, from the date hereof until the Transfer Date, the Companies will insure that no suppliers have given notice to any of the Companies of their intention to cease supplying the Companies because of their delinquent terms of payment.

8.8. To take all necessary steps to terminate, without effect to the Purchaser or the Companies whatsoever, any and all forward rates or foreign exchange agreements, option agreements, swaps agreements and generally any hedging operations engaged by LEGRIS INDUSTRIES on behalf of the Companies.


ARTICLE IX - COOPERATION BETWEEN THE PARTIES


The Purchaser and the Sellers mutually undertake to fully cooperate without any restriction with a view to perform to the fullest extent all their obligations under this Agreement and shall do so in conformity with all applicable laws and regulations.

The Sellers will provide all reasonable assistance to enable the Purchaser to complete the Legal Audit and to procure its financing for the purposes hereof, except if such assistance is likely to have adverse consequences for the Companies and/or the Sellers.

The Purchaser will provide all reasonable assistance to enable the Sellers to complete the Audit and to prepare the Financial Statements pursuant to Article IV hereinabove.

Each Party will effect all formalities and furnish all information or documentation for the performance of this Agreement at any time to the other Parties.


ARTICLE X - REPRESENTATIONS AND WARRANTIES OF THE SELLERS


The Sellers agree to be bound by the terms of the representations and warranties which follow and which they warrant are true and accurate as of the date hereof and shall remain true and accurate as of the Transfer Date.

10.1.     Information supplied

Prior to the signing of this Agreement, the Sellers have given the Purchaser access to certain information listed in Schedule 18 hereto relating to the Companies.

To the best of the Sellers knowledge, such information was true and accurate in all material respect at the date on which such information was disclosed and remains true and accurate at the date hereof.

10.2.     Accounts of the Companies

The Sellers hereby represent and warrant to the Purchaser that all the audited balance sheets, profit and loss accounts and appendices of each of the Companies have been prepared in accordance with generally accepted accounting principles in force in the country the Companies are located in and the accounting practices of the Companies and fairly present the assets and liabilities, financial condition and results of operations of the Companies.

10.3.    Organization and good standing of the Companies

     10.3.1.   Organization and good standing of P.P.M.

     P.P.M. is duly organized, validly existing and in good standing under the laws of the Republic of France and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

     The French Shares all have the same voting rights and a right to the profit and the proceeds upon liquidation prorata to their par value and there are no agreements or understandings of any kind relating to shareholder rights to the French Shares, except for the provisions of the articles of association of P.P.M. ("Statuts"), and the provisions of this Agreement. The right to receive dividends on any French Shares has not been transferred, assigned, mortgaged or sold in any manner.

     Except as set forth above, P.P.M. does not have any issued or outstanding securities of any kind or nature and there are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interest in P.P.M.

     10.3.2.   Organization and good standing of LEGRIS INDUSTRIES INC.

     LEGRIS INDUSTRIES INC. is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

     The authorized capital stock of LEGRIS INDUSTRIES INC. consists of 200 shares of common stock par value 100 US dollars per share, all of which are outstanding, fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interest in LEGRIS INDUSTRIES INC.

     10.3.3.   Organization and good standing of PPM CRANES INC.

     PPM CRANES INC. is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

     The authorized capital stock of PPM CRANES INC. consists of (a) 8,000 shares of Class A Common Stock, par value 0.01 US dollars per share, 5,000 of which are outstanding and owned by LEGRIS INDUSTRIES INC. and (b) 2,000 shares of Class B Common Stock, 413 of which are outstanding and owned by Harnischfeger, a corporation organized under the laws of the State of Delaware. All of the outstanding capital stock of PPM CRANES INC. is fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interest in PPM CRANES INC.

     10.3.4.   Other Companies

     Each of the other Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. Each of said Companies is owned and controlled as shown on the organizational chart attached as Schedule 1.

10.4.     Capacity of the Sellers and ownership of the Shares

     10.4.1. The Sellers have full right, power, capacity and authority to execute and deliver this Agreement and the documents to be delivered by them under this Agreement and to consummate the transactions hereby contemplated and to take all other actions required to be taken pursuant to the provisions hereof, and this Agreement is valid and binding upon, and enforceable against, the Sellers and their successors and assigns in accordance with the respective terms subject to the effects of bankruptcy, insolvency and other similar laws relating or affecting creditors rights.

     10.4.2. On the Transfer Date, the transfer of the Shares to the Purchaser will have received all necessary permissions or authorizations from the Companies, their shareholders, Board of Directors and Supervisory Board, in compliance with all the applicable laws, regulations and statutory provisions. The transfer of the Shares will not result in any breach of contract by the Companies or the Sellers.

     10.4.3. The Sellers, as of the date hereof, own, directly or indirectly, all the Shares, which shares are not subject to any lien, pledge, security interest, encumbrance, usufruct or any other right in favour of a third party.

     10.4.4.   Title to PPM Cranes, Inc. Shares

     The transfer of the Shares pursuant to this Agreement shall not affect the good and valid title held by LEGRIS INDUSTRIES, INC. to the shares of PPM Cranes, Inc., free and clear of any liens, claims, encumbrances or rights of any kind, except for those created by the Purchaser or its affiliates.

10.5.     Intra-Group Business

Except as specified in Schedule 6, the Companies are not a party to any adverse contract, lease or other arrangements with the Sellers, or any of their affiliates, including without limitation, any loan transaction or service arrangement.

10.6.     Real and Personal Property

     10.6.1.   Title to Properties; Absence of Liens and Encumbrances

     The Companies have valid title to each parcel of real estate owned by the Companies ("Owned Real Property") and the Owned Real Property is owned free and clear of any lien, covenant, right of way or other limitation or restriction (including but not limited to zoning or other use restrictions) on the use of such property ("Use Restriction") which would have a significant adverse effect on the value of such Owned Real Property except as listed and described on
Schedule 19.

     10.6.2.   Leased Real Property

     The Companies enjoy quiet and undisturbed possession under all significant leases of real property ("Leased Real Property"). The Companies are not in default of any significant obligation under any of the leases pursuant to which the Companies lease any Leased Real Property.

     No Use Restriction currently exists which significantly interferes with the present use of the Leased Real Property.

     10.6.3.   Leased Tangible Personal Property

     The Companies enjoy quiet and undisturbed possession under all leases or uses of significant tangible personal property leased or used by the Companies.

     The Companies are not in default of any significant obligation under any of the leases pursuant to which the Companies lease tangible personal property.

     10.6.4.   Owned Personal Tangible Property

     Each personal tangible property owned by the Companies is owned free and clear of any lien, encumbrance, covenant, right or other limitation or restriction, except as described on Schedule 20.

     10.6.5.   Condition and Sufficiency of Real and Tangible Personal Property

     All the assets used by the Companies or necessary for them to run their business are held within the Companies, excluding all of the parts inventory which is the subject of a distribution agreement with SPPR which is owned by POTAIN acting as "gerant" of SPPR.

     Except as stated in Schedule 21, the Owned or Leased Real Property and the Owned or Leased Tangible Personal Property of the Companies are in a reasonable state of repair and condition and are suitable and sufficient for the conduct of the Companies' business as such business is presently conducted.

     The Companies have not entered into any agreement or restriction of an exceptional nature which would impair the value or the use of their Owned Real Property, Leased Real Property, Owned Tangible Personal Property and/or Leased Tangible Personal Property, and no material claim or action in connection with the real properties of the Companies is pending.

10.7.     Intellectual property

Schedule 22 (a) is a list of all patents, trademarks, trade names, know-how, technology, license agreements or evidences of a proprietary interest in or the right to use any intellectual property whatsoever (the "Intangible Rights"), which are effectively used in, and material to, the normal course of the business of the Companies as conducted at the date hereof.

To the best of the Sellers knowledge, and except as disclosed in Schedule 22
(b) there exist no adverse claim to the rights, title and interest or licenses of the Companies to the Intangible Rights. The Companies are not aware of any infringement by them of any third party's Intangible Rights.

All the Intangible Rights have been duly registered, are effective and comply with all applicable laws. The Companies have paid any fees and charges related to the Intangible Rights.

10.8.     Insurance

The Companies have the benefit of insurance policies in force which cover under normal conditions the risks regularly issued against companies operating a business similar to those of the Companies. To the Sellers' knowledge, the Companies have not committed or omitted any act which could reasonably be expected to render null or inoperative such insurance policies or which can give rise to their cancellation, and no notice of cancellation or termination has been received with respect thereto.

10.9.     Bank Accounts and Safe Deposit Boxes

Schedule 23 contains a list of (a) all bank accounts maintained by the Companies, together with the names of authorized signatories on each such account, and (b) the locations of all safe deposit boxes maintained by the Companies, together with the names of the persons authorized with access thereto.

10.10.    Loans and others

The information (in particular the amount, duration, security) relating to the loans, credit contracts, overdraft agreements or other banking facilities of the Companies set forth in Schedule 24, is true and accurate in all material respects.

10.11.    Secured Debts and others

The Companies have not entered into any guarantee of any kind whatsoever, to secure any debts, obligations or undertakings of any of their subsidiaries, individual shareholders or of any third parties, except for the guarantees described in Schedule 25, and except for guarantees of no material amount or with no Material Adverse Effect.

10.12.    Customers and Suppliers

The Sellers and the Companies have received no information pursuant to which any significant customer and/or supplier of the Companies intends to cease or substantially reduce, immediately or in the future, its commercial relationships with the Companies, particularly as a result of the transfer of the Shares to the Purchaser, and the Sellers have no reason to believe that any such customer and/or supplier is likely to do so.

10.13.    Employees and Labour matters

a) The current employees of the Companies, along with details of their seniority, are listed in Schedule 26 (a). No significant sum is due to any present or former employee or director or representative of the Companies in connection with their employment or pursuant to any other contract other than rights to payments accrued but not yet payable or the repayment of professional expenses.

b) Save as disclosed in Schedule 26 (b), the Companies have incurred no significant obligations of any kind toward former employees, especially unfulfilled obligations resulting from the breach by the Companies of any labour or service contract or from indemnities for dismissal or indemnities for unjustified dismissal or from not having complied with the obligation to reinstate an employee.

c) All applicable regulations relating to workers' councils and to the representation of the employees in the Companies have been duly respected in all material respects

d) Except as stated in Schedule 26 (c) no employment or other contract has been concluded with any current or former employee or director which contains provisions of an exceptional nature, such as dismissal indemnities exceeding those provided by the applicable collective convention or provisions granting the beneficiary exceptional specific advantages, including special employees' benefits.

e) Except as stated in Schedule 26 (d) none of the executives or managers employed at January 1st, 1994 have resigned from the Companies, nor given notice in writing of an intention to resign.

f) All pension and employee insurance plans in which the Companies participate are listed in Schedule 26 (e).

g) In accordance with applicable rules and regulations, the representatives of the Companies' Labour forces will have been, on the Transfer Date, duly and properly informed of the intended transfer of the Shares to the Purchaser.

h) The Sellers have no reason to believe that the transfer will give rise to any dispute between the Purchaser and the employees of the Companies.

10.14.    Taxes and other returns

The Companies have, at all times, duly and regularly completed and filed all required tax, customs and social security returns required to be filed and have paid or provided for all direct or indirect taxes, duties, levies and social security charges, including any interest, fines or penalties which are due or for which an accrual should be recorded in the Companies accounts.

Except as disclosed on Schedule 27, there does not exist any claim, request for information or dispute with any government authority concerning taxes, customs or social security charges.

10.15.    Defective Products and Warranties

To the best of the Sellers' knowledge, none of the products manufactured or sold by any of the Companies until the date hereof is defective in any manner which would justify a demand for cancellation of the sale and/or for damages in excess of 500,000 French Francs on the part of a purchaser, consumer or other third party.

None of the Companies gives any product performance warranty to their customers in excess of eighteen months or three thousand hours. Except as set forth in
Schedule 28 or in circumstances where such guarantee is covered by way of an arrangement with a third party entity which effectively assumes the risk of such guarantee, no product liability, warranty or similar claims have been made against any of the Companies except routine claims which, in the aggregate, are not significant in amount.

10.16.    Litigation

Except as indicated in Schedule 29, there is no judicial, criminal, administrative or arbitral actions, suits or proceedings pending, or, to the Sellers knowledge threatened, against the Companies in which the risk would be in excess of one million (1,000,000) French Francs.

The Purchaser and the Companies will not incur any liability or expense in connection with the judgment of January 31, 1994 entered into against Century II GmbH, nor with respect to the Berthelemy dispute. Should the Purchaser and/or PPM Cranes Inc. incur any Indemnifiable Damage in connection with the judgement of January 31, 1994 against Century II GmbH, (i) the Indemnifiable Damage will not be taken into account for the computation of the deductible and Ceiling set forth in Article 11.5 a) and (ii) the Purchaser and/or PPM Cranes Inc. shall as soon as possible repay to the Sellers any amount recovered from a third party. In this respect, the Sellers shall have sole responsibility for the conduct of any appropriate and reasonable action to recover such amount and the Purchaser commits itself to fully cooperate and to cause PPM Cranes Inc. to fully cooperate with the Sellers in this respect provided such action causes no harm to the business of PPM Cranes Inc. The Sellers shall bear all costs related to such action.

Furthermore, there has been no court or administrative decision or order, imposing on the Companies, obligations which would in the aggregate have a Material Adverse Effect.

10.17.    Compliance with Laws and Regulations

The Companies have all licenses, franchises, permits and authorizations necessary for the ownership of their assets and for the conduct of their current business and there has been no material breach of the terms of any such licences, franchises, permits and authorizations.

The Companies have complied, in all material respects, with all laws, regulations, orders, judgments applicable to their respective businesses as well as all conditions in respect of the required permits and authorizations.

10.18.    Environmental Matters

The Companies are in compliance with Environmental Laws with respect to their assets or the operation of their businesses.

None of the operations of the Companies is subject to any judicial or administrative proceedings alleging the violation of or liability under any Environmental Laws.

10.19.    Contracts outside the ordinary course of business

As far as contracts outside the ordinary course of business are concerned and except as indicated in Schedule 30 (a), none of the Companies has concluded a contract which (i) specifies that it has joint or unlimited liability and/or
(ii) may be terminated early or be adversely affected by as a result of the transfer of the Shares.

10.20.    Breach of contracts

Except as indicated in Schedule 30 (b), none of the Companies are in breach of any of their contracts or have failed to comply with their terms in any material respect.

10.21.    Contracts with the Sellers

Except as disclosed on Schedule 31 there are no contracts or agreements between any of the Companies and any shareholder of LEGRIS INDUSTRIES owning 10% or more of its share capital.

10.22.    Agreements to repurchase

Except as explained in Schedule 32:

     (i) the Companies have not entered into any agreements to repurchase any equipment sold by them at fixed prices or at prices calculated to exceed the market value at the time of repurchase;

     (ii) the Companies have not given to any persons options to sell equipment to the Companies;

     (iii) the Companies have not provided any guarantees of the market value of equipment to any person.

10.23.    Events since July 1, 1994

From July 1, 1994 until the date hereof :

a) save as disclosed in Schedule 33, the business of each of the Companies has been carried on in the ordinary course, and in a consistent manner in order to assure the continuity of such business, and the Companies have not entered into any significant agreement or taken any significant decision outside the ordinary course of business;

b) the Companies have disposed of no significant assets, and have incurred no significant liabilities (including contingent or conditional liabilities) outside the ordinary course of business.


ARTICLE XI - INDEMNIFICATION


11.1.     Indemnification Right

Subject to the provisions of Article 11.5, the Sellers shall indemnify the Purchaser or the Companies against any Indemnifiable Damage.

11.2.     Indemnifiable Damages

a) For the purposes of this Agreement, "Indemnifiable Damage" shall mean any direct damage, cost or expense (including reasonable legal fees) resulting from any inaccuracy of any of the Sellers representations and warranties set out in
Article 10 of this Agreement.

b) For the purpose of this Agreement, a direct damage, cost or expense shall be construed as the damage, cost or expense actually suffered by the Purchaser or a Company, reduced by the benefit (i.e. (i) reduction or refund of taxes, and/or (ii) amount paid pursuant to insurance policies) arising from the event giving right to indemnification according to this Agreement.

c) Any breach of the representations and warranties granted by the Sellers to the Purchaser pursuant to this Agreement due to any set of facts or circumstances taken into consideration for the purpose of establishing the Financial Statements and for determining the Consolidated Net Asset Value, shall be deemed cured by the price adjustment pursuant to Article III and shall under no circumstances be considered as creating an Indemnifiable Damage.

11.3.     Claims

The Purchaser shall promptly notify the Sellers of any Indemnifiable Damage (such notification being hereafter referred to as the "Claim"). Each Claim shall contain the amount of the Indemnifiable Damage, the way it has been computed, and the documents evidencing the Indemnifiable Damage will be attached to the Claim.

Generally, the Purchaser commits itself (i) to fully cooperate and to make available to the Sellers complete information relating to the event(s) resulting, directly or indirectly, in an Indemnifiable Damage, and (ii) to allow the Sellers to participate in the defense of the Claim at their expense. The Sellers shall be entitled to have made available to them all information and documents relating to the Companies and (to the extent applicable) to the Purchaser, reasonably required for such purposes.

11.4.     Claims or Actions from Third parties

a) Notwithstanding the foregoing, any claim resulting from an audit by the tax, customs, or any other governmental authorities, or resulting from a claim, action from, or dispute with a third party, is subject to a prior notification by the Purchaser, no later than eight (8) Business Days following the first claim or action from the third party or the first notification of audit from the tax, customs or any other governmental authorities in order to enable the Sellers to suggest to the Purchaser and/or the Companies the appropriate action to take to avoid, minimize or contest any liability or claim and take all reasonable steps to reduce or suppress the Indemnifiable Damage.

b) The Purchaser shall not, and shall cause the Companies not to, settle, compromise or discharge any third party proceedings without the prior consent of the Sellers, which consent shall not be unreasonably withheld.

c) In case of third party proceedings, the Purchaser shall enable and/or shall cause the Companies to enable the Sellers to participate at their expense in such proceedings and shall, in any circumstances take any action reasonably necessary or advisable to mitigate the Sellers damage including taking all reasonable steps to recover funds from third parties after payment of the indemnification pursuant to Article 7 hereof.

11.5.     Deductible ("Franchise") and Ceiling

a) Save the provisions of Article 11.5 b) hereunder, the indemnification rights granted to the Purchaser pursuant to the present Agreement shall not exceed the total cumulative amount of 100,000,000 French Francs (hereafter the "Ceiling"), subject to a total and final deductible of 5,000,000 French Francs.

The Purchaser will be entitled to seek payment from the Sellers relating to any Indemnifiable Damage only to the extent that the total amount of such Indemnifiable Damage exceeds 650,000 French Francs.

b) Notwithstanding the provisions of Article 11.5 (a) and Article 11.6, the Purchaser will be entitled to full indemnification without restriction in time, nor deduction by way of deductible or Ceiling, of any damage, cost or expense (including reasonable legal fees) suffered in connection with the subject matters of Article 10.4 and Article 10.16 (second paragraph).

c) Notwithstanding the provisions of Article 11.5 a), the Purchaser will be entitled to full indemnification, without deduction by way of Deductible or Ceiling, of any Indemnifiable Damage and any claim, liability, action or damage relating to products liability, suffered in connection with PTC.

11.6.     Duration of the Indemnity

a)   Save the provisions of Article 11.6 b), all demands for payment under
Article 11 of this Agreement must be made by the Purchaser:

     (i) as regards to matters of a tax, administrative, customs, labour or social security nature before the expiration of a period equal to the applicable limitations provided by law plus thirty (30) days.

     (ii) as regards to any other matters, on or before 18 months after the Transfer Date.

b) Notwithstanding the provisions of Article 11.6 a), all demands for payment relating to any products liability incurred by PTC must be made within 25 years after the Transfer Date.

11.7.     Payment

The payment of any sum due by the Sellers to the Purchaser and/or any of the Companies under this Agreement shall be made within thirty (30) days of the first demand of such company supported by appropriate justifying documents.

If the Sellers pay to the Purchaser and/or any of the Companies an amount in respect of any Indemnifiable Damage and the Purchaser or the Company subsequently recovers from a third party (including any taxation authority) a sum which is a further compensation for such Indemnifiable Damage, the Purchaser and/or the Companies shall as soon as possible repay to the Sellers the amount paid by the third party to them, provided that the aggregate amount paid by the Purchaser and/or the Companies shall not exceed the sum recovered from the third party, less all reasonable costs, charges and expenses incurred by the Purchaser and/or the Companies in obtaining that payment and in recovering that sum from the third party.


ARTICLE XII - MISCELLANEOUS PROVISIONS


12.1.     Confidentiality - Public Announcement

It is agreed that except as required by law or any regulatory or stock exchange authority or by court order or for purposes of enforcement of this Agreement, there shall be no disclosure of any information concerning any provision of this Agreement nor of its existence prior to the final determination of the Aggregate Purchase Price under Article 3.3 hereof without the prior written consent of the Parties.

Each Party commits to the greatest extent practicable to submit any press release or public disclosure required by law to the prior review of the other Parties.

12.2.     Amendment

This Agreement shall be modified only in writing with the signature of the Parties.

12.3.     Assignability

This agreement shall not be capable of assignment by either Party without the prior written consent of the other Party, which shall not be reasonably withheld, save that no consent shall be required for an assignment by the Purchaser (a) to any company which is wholly owned, directly or indirectly, by the Purchaser who will remain jointly and severally liable, such assignment notwithstanding or (b) to Terex Cranes or a newly formed and wholly owned subsidiary of Terex Corporation.

12.4.     Expenses

Each Party will bear its own expenses, including inter alia finders fees, legal and filing fees, taxes, etc., incurred in connection with the negotiation and execution of this Agreement and the consummation of the transaction contemplated hereby.


ARTICLE XIII - GOVERNING LAW, DISPUTES AND ARBITRATION


13.1.     Governing Law

This Agreement is governed by, and shall be construed in accordance with, French law.

13.2.     Disputes

All disputes which may arise in connection with the validity, interpretation, performance and/or non-performance of this Agreement, save the provisions contained in Articles X and XI, will be submitted to the Tribunal de Commerce de Paris.

13.3.     Arbitration of Article X and Article XI disputes

All disputes which may arise in connection with the validity, interpretation, performance and/or non-performance of Article X and Article XI of this Agreement will be submitted to arbitration under the conditions set forth hereunder.

The Party deciding to commence arbitration proceedings will notify the other, indicating the name of the arbitrator it has appointed. The other Party will, within the following thirty (30) days, notify the former of the name of the arbitrator it has chosen. If such Party abstains from proceeding with such appointment for at least eight (8) days following a formal notice, the arbitrator would be appointed by court order of the President of the Paris Tribunal of Commerce in summary proceedings.

Within fifteen (15) days of their appointment, the arbitrators appointed by the Parties will appoint a President of the Arbitral Tribunal. Absent such appointment, the President of the Arbitral Tribunal will be appointed by the President of the Paris Tribunal of Commerce in summary proceedings.

The Arbitral Tribunal will apply French law and will decide the matter within a period of six (6) months running from the date of the terms of reference.

The terms of reference should be finalized at the first meeting of the Arbitral Tribunal which should be held within thirty (30) days following the appointment of the third arbitrator.

The arbitrators may request from the Parties, and the Parties may not refuse, all the time extensions which they deem necessary or useful.

The arbitration will be held in Paris and all the proceedings shall be conducted in the English language.

The expenses and fees of the arbitration will be shared between the Parties in a proportion which will be determined by the Arbitral Tribunal in an award containing a provision to this effect.

Any deposit with respect to expenses and fees which will be determined by the Arbitral Tribunal will be apportioned and paid evenly by the Parties.

The arbitrators will not be required to observe the rules as to form and time limits of the French Civil Procedure Code but they must put the Parties in a position to present their arguments and comments in an adversarial manner. They must base their decisions on law.

The arbitral award will not be subject to appeal or opposition.

The Party who refuses to accept the award will bear all costs and duties relating to or resulting from the enforcement of the award.


ARTICLE XIV - NOTICES


All notices under this agreement shall be sent by registered mail, return receipt requested, and shall be deemed sent on the date of receipt or on the date of mailing if preceded by transmission of the text of such notice by telecopy.

Such notices shall be sent, until changed by notice given as indicated above, to the following addresses:

If to the Purchaser to: TEREX CRANES, INC.


Attention:     Marvin B. Rosenberg
Telecopy:      (203) 222 79 76
Telephone:     (203) 222 71 70

Copy to:       Simeon & Associes
               5, avenue Percier
               75008 Paris
Attention:     Pierre de Montalembert
Telecopy:      (33)(1) 40.75.04.50
Telephone:     (33)(1) 40.75.08.08

If to the Sellers to: LEGRIS INDUSTRIES SA

Attention:     Emmanuel Faber
Telecopy:      (33) 99.25.56.88
Telephone:     (33) 99.25.55.82

Copy to:       Gide Loyrette Nouel
               26 Cours Albert 1er
               75008 Paris
Attention:     Thierry Vassogne
Telecopy:      (33) (1) 45 62 84.31
Telephone:     (33) (1) 40.75.61.23


ARTICLE XV : EXECUTION OF ORIGINALS

It is hereby agreed between the Parties that:

     - this Agreement, excluding all the Schedules attached hereto, shall be executed in five original copies; and

     - the Schedules to this Agreement shall be executed in two original copies, it being agreed by the Sellers that only one original set of Schedules shall be remitted to them jointly.




LEGRIS INDUSTRIES SA                            POTAIN SA




By:  /s/ Emmanuel Faber                         By: /s/ Emmanuel Faber
Emmanuel Faber, Director                        Emmanuel Faber, duly authorized



                              TEREX CRANES, INC.



                              By: /s/ Marvin B. Rosenberg
                                  Marvin B. Rosenberg, Vice President